Michael A. Littman

Attorney at Law
7609 Ralston Road
Arvada, CO 80002
(303) 422-8127
Fax (303) 431-1567

February 6, 2006

Cornell Capital Partners, LP
101 Hudson Street, Suite 3700
Jersey City, NJ 07303

Re: Securities Purchase Agreement (the "Securities Purchase Agreement") dated as of November 3, 2005, by and between Cornell Capital Partners LP (the "Investor") and eTotalSource, Inc. (the "Company")

Gentlemen:

We have acted as special counsel to the Company in connection with the Company's sale of common stock to the Investor pursuant to the terms of the Securities Purchase Agreement. This opinion is furnished to you pursuant to Section 3 of the Securities Purchase Agreement. Unless otherwise defined herein, capitalized terms in this letter have the meaning ascribed to them in the Securities Purchase Agreement.

In connection with this opinion, we have examined originals or photostatic or certified copies of the Securities Purchase Agreement, as well as the Escrow Agreement (the "Escrow Agreement"), of even date therewith, among the Company, the Investor and David Gonzalez, Esq., as escrow agent, and the Registration Rights Agreement (the "Registration Rights Agreement"), of even date therewith, between the Company and the Investor. Collectively the Equity Agreement, Escrow Agreement and Registration Rights Agreement are referred to as the "Transaction Documents."

In addition, we have examined original or certified copies of the current (i) Articles of Incorporation and Bylaws of the Company; (ii) resolutions adopted by the Boards of Directors of the Company; and (iii) good standing certificate of the Company as of a recent date issued by the Colorado Secretary of State (the "Good Standing Certificate"). As to other questions of fact relevant to our opinion, we have relied, with your consent, solely on our examination of the documents as follows: a) Debenture, b) Securities Purchase Agreement, and c) Board resolution authorizing the execution of a) and b) above.

In rendering the opinions set forth in this opinion letter, we assume the following:

(a) the legal capacity of each natural person;

(b) the legal existence of all parties to the transactions referred to in the Transaction Documents;

(c) the power and authority of each person other than the Company or person(s) acting on behalf of the Company to execute, deliver and perform each document executed and delivered and to do each other act done or to be done by such person;

(d) the authorization, execution and delivery by each person other than the Company or person(s) acting on behalf of the Company of each document executed and delivered or to be executed and delivered by such person;

(e) the legality, validity, binding effect and enforceability as to each person other than the Company or person(s) acting on behalf of the Company of each document executed and delivered or to be executed or delivered and of each other act done or to be done by such person;

(f) the transactions referred to in the Transaction Documents have been consummated;

(g) the payment of all the required documentary stamps taxes and fees imposed upon the execution, filing or recording of the Transaction Documents;

(h) that there have been no undisclosed modifications of any provision of any document reviewed by us in connection with the rendering of the opinions set forth in this opinion letter and no undisclosed prior waiver of any right or remedy contained in the Transaction Documents;

(i) the genuineness of each signature (other than the signatures of the officers of the Company), the completeness of each document submitted to us, the authenticity of each document reviewed by us as an original, the conformity to the original of each document reviewed by us as a copy and the authenticity of the original of each document received by us as a copy;

(j) the truthfulness of each statement as to all factual matters otherwise not known to us to be untruthful contained in any document encompassed within the due diligence review undertaken by us;

(k) the accuracy on the date of this letter as well as on the date stated in all governmental certifications of each statement as to each factual matter contained in such governmental certifications;

(l) that the addressee has acted in good faith, without notice of adverse claims, and has complied with all laws applicable to it that affect the transactions referred to in the Transaction Documents;

(m) that the transactions referred to in the Transaction Documents comply with all tests of good faith, fairness and conscionability required by law;

(n) that routine procedural matters such as service of process or qualification to do business in the relevant jurisdictions will be satisfied by the parties seeking to enforce the Transaction Documents;

(o) that all statutes, judicial and administrative decisions, and rules and regulations of governmental agencies constituting the law for which we are assuming responsibility are published (e.g., reported court decisions and the specialized reporting services of BNA, CCH and Prentice-Hall) or otherwise generally accessible (e.g., LEXIS or WESTLAW) in each case in a manner generally available (i.e., in terms of access and distribution following publication) to lawyers practicing in our judicial circuit;

(p) that other agreements related to the transactions referred to in the Transaction Documents will be enforced as written;

(q) that no action, discretionary or otherwise, will be taken by or on behalf of the Company in the future that might result in a violation of law;

(r) that there are no other agreements or understandings among the parties that would modify the terms of the Transaction Documents or the respective rights or obligations of the parties to the Transaction Documents;

(s) that with respect to the Transaction Documents and to the transactions referred to therein, there has been no mutual mistake of fact and there exists no fraud or duress; and

(t) the constitutionality and validity of all relevant laws, regulations and agency actions unless a reported case has otherwise held or widespread concern has been expressed by commentators as reflected in materials which lawyers routinely consult.

The qualification of any opinion or statement with respect to the existence or absence of facts by the phrase "to our knowledge" or "known to us" means the actual knowledge of the

attorneys at this firm involved with the review of the Transaction Documents. We also call to your attention to the fact that we are not general counsel to the Company and we are not familiar with all aspects of the Company's business affairs. We have not conducted an independent audit of the Company or its files.

The validity, binding effect and enforceability of Transaction Documents may be limited or otherwise affected by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar statutes, rules, regulations or other laws affecting the enforcement of creditors' rights and remedies generally and (b) the unavailability of, or limitation on the availability of, a particular right or remedy (whether in a proceeding in equity or at law) because of an equitable principle or a requirement as to commercial reasonableness, conscionability or good faith. In addition, certain remedies, waivers and other provisions contained in the Transaction Documents might not be enforceable; nevertheless, such unenforceability will not render such agreements invalid as a whole or preclude the practical realization of the benefits to the Investor thereunder.

We are qualified to practice law in the State of Colorado, and the opinions expressed herein are limited to the laws of the State and the Federal laws of the United States of America, and the corporate law of the State of with respect to opinions 1, 5, 7, 9 and 10 below, but assume without investigation compliance with all such other laws. We do not express any opinion concerning any law of any other jurisdiction or the local laws of any jurisdiction.

Based on the foregoing, and subject to the qualifications and limitations stated in this letter, we are of the opinion that:

1. The Company is incorporated and validly existing in the State of Colorado. In rendering the foregoing opinion, we have relied solely on the Good Standing Certificate, and made no independent investigation or verification.

2. To our knowledge, there is no action, proceeding or investigation pending against the Company, except as has been described in the SEC Documents.

3. To our knowledge, the Company is not a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality, except as has been described in the SEC Documents.

4. To our knowledge, there is no action, proceeding or investigation by the Company currently pending, except as has been described in the SEC Documents.

5. The shares of Common Stock to be issued pursuant to the Securities Purchase Agreement have been duly authorized by the Company's Board of Directors and upon issuance and receipt by the Company of the Purchase Price will be validly

issued and outstanding, fully paid and non-assessable.

6. The issuance of the shares of Common Stock will not violate any applicable listing agreement between the Company and OTCBB, the market on which the Company's Common Stock is listed, because there is no such agreement.

7. The authorized capital stock of the Company consists of shares of capital stock, consisting of 300,000,000 shares of Common Stock, no par value per share. As of the date hereof, and excluding any shares of Common Stock to be issued pursuant to the terms of the Transaction Documents and any shares of Common Stock to be issued upon the conversion or exercise of outstanding securities convertible or exercisable into shares of Common Stock, there are 46,710,821 shares of Common Stock outstanding. All issued and outstanding shares of Common Stock are validly issued and outstanding, fully paid and non-assessable. There are represented by the Company to be options or warrants to purchase 2,223,000 common shares issued and outstanding as of date hereof.

8. The Company's outstanding Common Stock is registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, to our knowledge, the Company has timely, subject to permitted extensions, filed all the reports (without confirming as to the completeness or accuracy of such reports) required to be filed pursuant to Sections 13(a) or 15(d) of the Exchange Act for a period of at least twelve months preceding the date hereof.

9. The Company has the requisite corporate power and authority to enter into the Transaction Documents. The execution, delivery and performance of the Transaction Documents have been duly authorized by all necessary corporate action on the part of the Company and will constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms.

10. The execution, delivery and performance of the Transaction Documents by the Company will not (i) violate, conflict with or result in a breach of the Articles of Incorporation or the Bylaws of the Company, (ii) to our knowledge, conflict with or violate any judgment, decree, order, writ, injunction, determination or award of any court or other governmental agency or instrumentality applicable to the Company or (iii) violate or conflict with the Federal laws of the United States of America or the laws of the State.

This opinion is furnished pursuant to the request of the addressee hereof and is rendered by us solely for the benefit of the addressee hereof in connection with the Transaction Documents. We are not

hereby assuming any professional responsibilities to any other person whatsoever. This opinion may be relied upon only in connection with the Transaction Documents. This opinion may not be used, disseminated, circulated, quoted, referred to or relied upon by any other person (including by way of subrogation or assignment) or for any other purpose without our prior written consent. This opinion is rendered as of the date set forth above, and we express no opinion as to circumstances or events that may occur subsequent to such date. We assume no duty to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or reflect any changes in any law that may hereafter occur or become effective.

Sincerely,

Michael A. Littman

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